Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150687

Prospectus Supplement No. 1 dated April 27, 2010

(to Prospectus dated April 15, 2010)

25,350,000 SHARES

CURRENCYSHARESSM RUSSIAN RUBLE TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated April 15, 2010 (the “Prospectus”). This Prospectus Supplement No. 1 should be read in conjunction with, and must be delivered with, the Prospectus.

The eighth paragraph on the cover page of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Russian Rubles deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Under “The Offering – Interest on deposits,” the first full paragraph on page 4 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Neither the Shares nor the Deposit Accounts and the Russian Rubles deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The Risk Factor beginning “Shareholders do not have the protections…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following:

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Russian Rubles deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Under “Creation and Redemption of Shares,” the third sentence in the third full paragraph on page 25 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of April 27, 2010, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P. and Knight Clearing Services, LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets.”

All other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is April 27, 2010